                                                                    Exhibit 99.1

================================================================================

CYTEC                                       NEWS & INFORMATION

================================================================================

CYTEC INDUSTRIES INC.
FIVE GARRET MOUNTAIN PLAZA
WEST PATERSON, NEW JERSEY 07424
WWW.CYTEC.COM

CONTACTS:
*DAVID M. DRILLOCK  (INVESTMENT COMMUNITY)
 (973) 357-3249
*GEORGE YURO (MEDIA)
 (973) 357-3319

RELEASE DATE:  IMMEDIATE


              CYTEC ANNOUNCES IMPROVED SECOND QUARTER EPS OF $0.64
                        ---FULL YEAR OUTLOOK INCREASED---

West Paterson, New Jersey, July 17, 2003 - Cytec Industries Inc. (NYSE:CYT) announced today that net earnings for the second quarter of 2003 were $25.4 million or $0.64 per diluted share on sales of $375 million. Net earnings for the comparable period of 2002 were $21.4 million or $0.52 per diluted share, on sales of $351 million.

David Lilley, Chairman, President and Chief Executive Officer said, "The year over year improvement in second quarter results continues our good start for 2003. In Building Block Chemicals, higher selling prices for acrylonitrile and derivatives led to increased sales and margin spreads. In Specialty Materials, sales and earnings improved over the prior year period led by growth in military

                                     (more)
applications while sales to commercial aerospace customers were down. For Specialty Chemicals overall, sales increased with much of this due to favorable exchange rate changes as demand softened in the later part of the quarter.

Overall raw material and energy costs were significantly higher versus the same period a year ago. Exchange rate changes favorably impacted earnings as well as lower interest expense and a reduced effective tax rate."

WATER AND INDUSTRIAL PROCESS CHEMICALS SALES INCREASED 7%; OPERATING EARNINGS DECREASE TO $4 MILLION

Mr. Lilley continued, "In Water and Industrial Process Chemicals selling volumes were up 5% with all product lines contributing. Exchange rate changes increased sales 4% and selling prices decreased 2%.

The benefit from the increased sales was more than offset by higher raw material and energy costs, principally propylene, ammonia and natural gas. Thus, operating earnings were lower for the quarter."

PERFORMANCE PRODUCTS SALES INCREASED 5%; OPERATING EARNINGS DECREASE TO $11 MILLION

"For the Performance Products segment, selling volumes decreased 2%, exchange rate changes increased sales 5% and selling prices increased 2%. We experienced lower demand in our North American and European markets especially in the later part of the quarter. Selling prices increased in most product lines with the exception being Polymer Additives although the rate of decline has lessened.

The benefit from the increased sales was not enough to offset the significantly higher raw material and energy costs leading to lower operating earnings for the quarter."

SPECIALTY MATERIALS SALES INCREASE 4%; OPERATING EARNINGS INCREASE TO $20
MILLION

                                     (more)

"In Specialty Materials selling volumes improved 4%. Sales to the military sector increased, sales to the large commercial aircraft sector were flat and sales to the business and regional jet sector were down. The effect of selling prices and exchange rate changes was negligible.

The higher operating earnings reflect the increased sales volume."

BUILDING BLOCK CHEMICALS SALES INCREASE 18%; OPERATING EARNINGS IMPROVE TO $8 MILLION

"Building Block Chemicals selling volumes decreased 11% almost all of this as a result of lower acrylonitrile sales in the Asia-Pacific region. There were, however, some signs of improved demand in Asia late in the quarter. Overall, selling prices increased 26%, most of this related to acrylonitrile, while exchange rate changes increased sales another 3%.

Raw material and energy costs, primarily propylene, ammonia and natural gas were much higher in the quarter. However, they were more than offset by the combination of higher selling prices, increased plant utilization and improved manufacturing operations leading to the higher operating earnings."

EARNINGS IN ASSOCIATED COMPANIES

James P. Cronin, Executive Vice-President and Chief Financial Officer commented, "Equity in earnings of associated companies decreased from the prior year, primarily reflecting an unfavorable product mix, higher raw material and energy costs at CYRO Industries."

CASH FLOW

Mr. Cronin added, "Second quarter cash flow generated by operations was $26 million and capital expenditures were $18 million. Receivable dollars decreased approximately $20 million and days outstanding were reduced about 3. Inventories increased slightly in dollars and days although we expect inventories to come down in the second half of 2003. With the Company's ample cash position, we accelerated our anticipated second half of 2003 contributions to our

                                     (more)
pension and retiree medical trust funds in the U.S. into June, 2003. Capital expenditures remained consistent with first quarter levels with the major activity being renovation work on our Specialty Chemical research facility. We expect capital expenditures to increase in the second half of 2003 and our total capital expenditures for the year to be at the low end of our previous guidance of $90-$100 million. Share repurchases were minimal during the quarter as we kept our cash on hand in anticipation of our announced acquisitions."

ACQUISITIONS AND DEBT OFFERING

Mr. Lilley commented, "During the last week of June we announced the signing of a definitive agreement to acquire substantially all of the assets and liabilities of the Metal Extractant Products and Intermediate & Stabilizers businesses of Avecia Investments Limited for approximately $97 million in cash. We also announced the signing of definitive agreements with Mitsui Chemicals Inc. concerning our interests in our Mitsui-Cytec joint venture. Once completed, Cytec will own 100% of the JV's existing coating resins business and certain technology rights associated with the water treating business in most of Asia while Mitsui will own 100% of the JV's water treating business. These acquisitions fit nicely with our strategic growth plans and will be neutral to earnings per share in 2003. Our expectation is that both will close during the third quarter."

Mr. Cronin continued, "In June, 2003, Cytec issued $200 million of ten year bonds for general corporate purposes and to fund our planned acquisitions. Our debt was assigned an investment grade BBB and stable rating by Standard and Poor's and Moody's increased our outlook to positive from stable and confirmed our investment grade Baa2 rating. With interest rates close to historic lows we were pleased to complete this debt offering at a rate of 4.6% per annum."

2003 OUTLOOK

Mr. Lilley commented, "We have had a strong first six months of 2003 in spite of the considerable headwinds facing us. While we are still cautious about the condition of the global economy and the continuing high levels of energy and raw

                                     (more)
materials costs; our better than expected first half results plus our current forecast for the second half of 2003, lead us to revise upward our full year EPS estimate before the cumulative effect of the change in accounting principle to a range of $2.25-$2.35 or approximately 10-15% over the 2002 adjusted EPS of $2.04. For comparability purposes, we have excluded net restructuring charges of $9.4 million after-tax or $0.23 per diluted share and a net credit related to prior year research and development tax credits of $6.2 million after-tax or $0.15 per diluted share from 2002's reported EPS. For 2002, reported EPS was $1.96 including the above two items.

Below are outlined our full year expectations by segment.

In Specialty Chemicals, we do not expect further improvements in our markets for the remainder of the year. The economies of North America and Europe remain weak and we did see a softening of demand in the latter part of the quarter. Demand from the Asian economies was weaker in the second quarter but is expected to improve. Global oil prices and natural gas costs in the United States remain high and this impacts many of the raw materials we purchase in addition to our energy costs. So in the Water and Industrial Products segment we still expect sales to improve about 6% split between exchange and geographic expansion but now expect earnings to decrease about 20% from 2002 levels. For Performance Products we continue to expect full year sales to increase about 6%, again split between exchange and geographic expansion. Earnings are now expected to improve about 5% over 2002 levels.

In Specialty Materials, build rates for large commercial aircraft appear to be holding which was confirmed by recent comments from Boeing and Airbus. We are expecting regional and business jet producers to bring inventory levels down to better match production rates. Our sales to military applications should continue to grow. The net effect of the above is that sales for the second half of 2003 will be similar to the second half of 2002. As a result we now expect full year sales to increase about 3% over 2002 and earnings to be essentially flat.

                                     (more)

In Building Block Chemicals, we expect propylene costs to decrease while natural gas costs are expected to be higher than first half levels. Most of our plants should continue to run at capacity. Acrylonitrile margins should decline somewhat from quarter two levels as a competitor's new production gets absorbed into the marketplace. The net result is earnings should be in a range of $20 to $25 million.

Earnings from associated companies are expected to be below 2002 levels as a result of an unfavorable sales product mix and higher than anticipated raw material costs. Other Expense, net will increase primarily as a result of transaction exchange losses where we have dollar denominated assets internationally and Corporate and Unallocated will be up due to increased performance stock expense. Interest expense, net has been adjusted for the new debt in place.

Based on all the above full year assumptions, we expect third quarter 2003 EPS to be in the range of $0.45 to $0.50. Our next update for 2003 outlook will be when we report third quarter 2003 earnings.

Our first half results reflect the many successful efforts by the employees of Cytec as we react to the challenges in front of us. We are forecasting good EPS growth in difficult times and we continue to work on the many opportunities to position us well into the future."

SIX MONTH RESULTS

Net earnings before the cumulative effect of change in accounting principle for the six months ended June 30, 2003 were $54.3 million or $1.36 per diluted share on sales of $742 million. Including the cumulative effect of change in accounting principle of $13.6 million after tax ($0.34 per diluted share) for the adoption of Financial Accounting Standard No. 143, "Accounting for Asset Retirement Obligations", earnings per diluted share were $1.02.

                                     (more)

Net earnings for the six months ended June 30, 2002 were $28 million or $0.70 per diluted share on sales of $669 million. Included in net earnings are net restructuring charges of $15.2 million ($10.1 million after-tax) or $0.24 per diluted share.

INVESTOR CONFERENCE CALL TO BE HELD ON JULY 18, 2003, 11:00 A.M. EST

Cytec will host their second quarter earnings release conference call on July 18, 2003 at 11:00 a.m. EST. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.

A recording of the conference call may be accessed by telephone from 2:00 p.m. EST on July 18, 2003 until July 24, 2003 at 11:00 p.m. EST by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and entering access code 141986. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

CORPORATE PROFILE

Cytec Industries is a specialty chemicals and materials technology company with sales in 2002 of $1.3 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, plastics, industrial coatings, mining, and water treatment.




                                     (more)

                          (Financial Tables to Follow)
























                                     (more)

                                            CYTEC INDUSTRIES INC.
                                      CONSOLIDATED STATEMENTS OF INCOME
                          (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                               THREE MONTHS ENDED JUNE  30,
                                                                           ----------------------------------
                                                                              2003                     2002
                                                                           ---------                ---------
Net sales                                                                  $   374.9                $   350.9

Manufacturing cost of sales                                                    279.0                    263.9
Selling and technical services                                                  31.2                     30.0
Research and process development                                                 8.8                      8.3
Administrative and general                                                      13.8                     13.3
Amortization of acquisition intangibles                                          0.8                      0.8
                                                                           ---------                ---------
Earnings from operations                                                        41.3                     34.6

Equity in earnings of associated companies                                       0.5                      2.1
Other income (expense), net                                                     (2.5)                     0.3
Interest expense, net                                                            3.0                      4.9
                                                                           ---------                ---------
Earnings before income taxes                                                    36.3                     32.1

Income tax provision                                                            10.9                     10.7

Net earnings                                                               $    25.4                $    21.4
                                                                           =========                =========

Earnings per common share
          Basic                                                                $0.65                    $0.54
          Diluted                                                              $0.64                    $0.52

Pro forma amounts assuming change in accounting
     principle is applied retroactively in 2002 (A)
     Net earnings                                                            $  25.4                  $  21.2
     Earnings per common share
          Basic                                                                $0.65                    $0.54
          Diluted                                                              $0.64                    $0.52

Weighted average shares outstanding (000 omitted)
          Basic                                                               38,829                   39,624
          Diluted                                                             39,990                   40,887

(A) SEE ACCOMPANYING NOTES TO CONSOLIDATED STATEMENTS OF INCOME


                                                      (more)

                                             CYTEC INDUSTRIES INC.
                                       CONSOLIDATED STATEMENTS OF INCOME
                           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                            SIX MONTHS ENDED JUNE  30,
                                                                  ----------------------------------------------

                                                                     2003                      2002
                                                                     ----                 ---------------
                                                                   REPORTED          REPORTED       ADJUSTED (A)
                                                                   --------          --------       ------------
Net sales                                                         $   742.2         $   668.9        $   668.9

Manufacturing cost of sales                                           551.4             511.8            501.0
Selling and technical services                                         61.2              61.8             59.7
Research and process development                                       17.0              17.2             16.2
Administrative and general                                             25.6              26.5             25.6
Amortization of acquisition intangibles                                 1.6               1.6              1.6
                                                                  ---------         ---------        ---------

Earnings from operations                                               85.4              50.0             64.8

Equity in earnings of associated companies                              3.1               3.3              3.7
Other income (expense), net                                             3.7               0.6              0.6
Interest expense, net                                                   7.2              10.0             10.0
                                                                  ---------         ---------        ---------

Earnings before income taxes                                           77.6              42.7             57.9

Income tax provision                                                   23.3              14.3             19.4
                                                                  ---------         ---------        ---------
Earnings before cumulative effect of
     change in accounting principle                                    54.3              28.4             38.5
Cumulative effect of change in accounting
     principle, net of tax                                            (13.6)                -                -

Net earnings                                                      $    40.7         $    28.4        $    38.5
                                                                  =========         =========        =========

Earnings before cumulative effect of change
     in accounting principle per common share
          Basic                                                       $1.40             $0.72            $0.97
          Diluted                                                     $1.36             $0.70            $0.94

Cumulative effect of change in accounting
     principle, net of tax, per common share
          Basic                                                      ($0.35)                -                -
          Diluted                                                    ($0.34)                -                -

Earnings per common share
          Basic                                                       $1.05             $0.72            $0.97
          Diluted                                                     $1.02             $0.70            $0.94

Pro forma amounts assuming change in accounting
    principle is applied retroactively in 2002
     Net earnings                                                 $    54.3         $    27.9        $    38.0
     Earnings per common share
          Basic                                                       $1.40             $0.70            $0.96
          Diluted                                                     $1.36             $0.68            $0.93

Weighted average shares outstanding (000 omitted)
          Basic                                                      38,782            39,663           39,663
          Diluted                                                    39,877            40,775           40,775

(A) SEE ACCOMPANYING NOTES TO CONSOLIDATED STATEMENTS OF INCOME


                                                      (more)


                                           CYTEC INDUSTRIES INC.
                  CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
                                           (MILLIONS OF DOLLARS)

                                                                         THREE MONTHS ENDED JUNE 30,
                                                                    -------------------------------------
                                                                       2003                        2002
NET SALES                                                           ----------                  ---------
---------
Water and Industrial Process Chemicals                              $     89.2                  $     83.6
Performance Products                                                     123.2                       117.7
Specialty Materials                                                      107.9                       103.4
Building Block Chemicals
     Sales to external customers                                          54.6                        46.2
     Intersegment sales                                                   18.0                        14.1
                                                                    ----------                  ----------

NET SALES FROM SEGMENTS                                                  392.9                       365.0
Elimination of intersegment revenue                                      (18.0)                      (14.1)
                                                                    ----------                  ----------
TOTAL CONSOLIDATED NET SALES                                        $    374.9                  $    350.9
                                                                    ==========                  ==========

                                                                                  % OF                         % OF
EARNINGS (LOSS) FROM OPERATIONS                                                   SALES                        SALES
-------------------------------                                                   -----                        -----

Water and Industrial Process Chemicals                                  $  3.7       4%             $  4.9        6%
Performance Products                                                      10.9       9%               13.4       11%
Specialty Materials                                                       20.0      19%               18.3       18%
Building Block Chemicals                                                   8.4      12%               (0.8)      -1%
                                                                        ------                      ------

EARNINGS FROM SEGMENTS                                                    43.0      11%               35.8       10%
Corporate and Unallocated                                                 (1.7)                       (1.2)
                                                                        ------                      ------

Total consolidated earnings from operations                             $ 41.3      11%             $ 34.6       10%
                                                                        ======                      ======





                                                     (more)


                                           CYTEC INDUSTRIES INC.
                  CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
                                           (MILLIONS OF DOLLARS)

                                                                  SIX MONTHS ENDED JUNE 30,
                                                  ----------------------------------------------------------
                                                       2003                             2002
                                                       ----                       ----------------
                                                     REPORTED                 REPORTED         ADJUSTED (A)
                                                     --------                 --------         ------------

NET SALES

Water and Industrial Process Chemicals              $   174.9                $   159.2           $   159.2
Performance Products                                    242.9                    226.2               226.2
Specialty Materials                                     216.1                    206.5               206.5
Building Block Chemicals
     Sales to external customers                        108.3                     77.0                77.0
     Intersegment sales                                  34.4                     25.7                25.7
                                                    ---------                ---------           ---------

NET SALES FROM SEGMENTS                                 776.6                    694.6               694.6
Elimination of intersegment revenue                     (34.4)                   (25.7)              (25.7)
                                                    ---------                ---------           ---------
TOTAL CONSOLIDATED NET SALES                        $   742.2                $   668.9           $   668.9
                                                    =========                =========           =========


                                                                    % OF                    % OF                % OF
EARNINGS (LOSS) FROM OPERATIONS                                     SALES                   SALES               SALES
-------------------------------                                     -----                   -----               -----
Water and Industrial Process Chemicals                 $  10.6        6%       $  10.3        6%   $  10.3        6%
Performance Products                                      22.7        9%          20.0        9%      20.0        9%
Specialty Materials                                       42.3       20%          38.8       19%      38.8       19%
Building Block Chemicals                                  12.7        9%          (1.3)      -1%      (1.3)      -1%
                                                       -------                 -------             -------

EARNINGS FROM SEGMENTS                                    88.3       11%          67.8       10%      67.8       10%
Corporate and Unallocated                                 (2.9)                  (17.8)               (3.0)
                                                       -------                 -------             -------

TOTAL CONSOLIDATED EARNINGS FROM OPERATIONS            $  85.4       12%       $  50.0        7%   $  64.8       10%
                                                       =======                 =======             =======


(A) SEE ACCOMPANYING NOTES TO CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT







                                                        (more)



                                        CYTEC INDUSTRIES INC.
                                     CONSOLIDATED BALANCE SHEETS
                      (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                      JUNE 30,           DECEMBER 31,
                                                                        2003                 2002
                                                                     ----------           ----------
ASSETS
Current assets
     Cash and cash equivalents                                       $    309.2           $    210.0
     Accounts receivable, less allowance for doubtful accounts
       of $8.3 and $8.8 in 2003 and 2002, respectively                    211.3                199.7
     Other accounts receivable                                             35.0                 39.3
     Inventories                                                          160.5                131.3
     Deferred income taxes                                                  8.7                 17.3
     Other current assets                                                  12.3                  7.2
                                                                     ----------           ----------

          Total current assets                                            737.0                604.8

Investment in associated companies                                         89.0                 90.4

Plants, equipment and facilities, at cost                               1,438.9              1,383.4
     Less: accumulated depreciation                                      (854.0)              (805.5)
                                                                     ----------           ----------
          Net plant investment                                            584.9                577.9

Acquisition intangibles, net of accumulated amortization                   38.2                 39.5

Goodwill                                                                  334.0                334.0

Deferred income taxes                                                      83.7                 71.6

Other assets                                                               33.5                 33.3
                                                                     ----------           ----------
Total assets                                                         $  1,900.3           $  1,751.5
                                                                     ==========           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Accounts payable                                                $    101.8           $     99.5
     Accrued expense                                                      163.5                175.8
     Current maturities of long-term debt                                     -                 99.9
     Income taxes payable                                                  56.5                 55.6
                                                                     ----------           ----------
          Total current liabilities                                       321.8                430.8

 Long-term debt                                                            415.4                216.0
Pension and other postretirement benefit liabilities                      333.8                359.3
Other noncurrent liabilities                                              139.9                122.5

Stockholders' equity

     Preferred stock, 20,000,000 shares authorized,
       issued and outstanding 4,000 shares, Series C Cumulative
       $0.1 par value at liquidation value of $25 per share                 0.1                  0.1
     Common stock, $0.1 par value per share,
       150,000,000 shares authorized, issued 48,132,640 shares              0.5                  0.5
     Additional paid-in capital                                           126.0                131.1
     Retained earnings                                                    946.2                905.5
     Unearned compensation                                                 (6.0)                (6.8)
     Minimum pension liability adjustment                                 (98.0)               (98.0)
     Unrealized gains (losses) on derivative instruments                   (0.1)                   -
     Accumulated translation adjustments                                    6.3                (18.8)
     Treasury stock, at cost,
       9,179,125 shares in 2003 and 9,332,671 shares in 2002             (285.6)              (290.7)
                                                                     ----------           ----------
          Total stockholders' equity                                      689.4                622.9
                                                                     ----------           ----------
Total liabilities and stockholders' equity                           $  1,900.3           $  1,751.5
                                                                     ==========           ==========

                                                  (more)


                                           CYTEC INDUSTRIES INC.
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (MILLIONS OF DOLLARS)

                                                                            SIX MONTHS ENDED  JUNE 30,
                                                                       ------------------------------------
                                                                          2003                      2002
                                                                       ----------                ----------
Cash flows provided by (used for) operating activities
     Net earnings                                                      $     40.7                $     28.4
     Noncash items included in earnings:
          Dividends from associated companies greater (less)
            than earnings                                                     1.6                      (2.7)
          Depreciation                                                       42.6                      40.0
          Amortization                                                        3.1                       2.9
          Deferred income taxes                                              (4.0)                     (1.6)
          Loss on asset write-off                                               -                       7.2
          Gain on sale of assets                                                -                      (1.0)
          Cumulative effect of change in accounting
            principle, net of tax                                            13.6                         -
          Other                                                               0.2                         -
     Changes in operating assets and liabilities
          Trade accounts receivable                                          (3.2)                    (26.1)
          Other receivables                                                   4.3                       0.6
          Inventories                                                       (23.5)                      2.8
          Accounts payable                                                    0.4                       2.4
          Accrued expenses                                                  (14.0)                     26.6
          Income taxes payable                                               12.8                       5.6
          Other assets                                                       (4.5)                     (3.9)
          Other liabilities                                                 (34.4)                    (18.2)
                                                                       ----------                ----------
Net cash flows provided by operating activities                              35.7                      63.0
                                                                       ----------                ----------

Cash flows provided by (used for) investing activities
    Additions to plants, equipment and facilities                           (37.6)                    (22.6)
     Proceeds received on sale of assets                                      0.1                       1.0
                                                                       ----------                ----------
Net cash flows used for investing activities                                (37.5)                    (21.6)
                                                                       ----------                ----------

Cash flows provided by (used for) financing activities
     Proceeds from the exercise of stock options                              8.3                       1.9
     Purchase of treasury stock                                             (12.3)                    (13.1)
     Payments of long-term debt                                            (100.0)                        -
     Repayment of long term debt                                            199.1                         -
     Proceeds received on sale of put options                                   -                       0.2
                                                                       ----------                ----------
Net cash flows provided by (used for) financing activities                   95.1                     (11.0)
                                                                       ----------                ----------
Effect of exchange rate changes on cash and cash equivalents                  5.9                       2.9
                                                                       ----------                ----------
Increase in cash and cash equivalents                                        99.2                      33.3

Cash and cash equivalents, beginning of period                              210.0                      83.6
                                                                       ----------                ----------
Cash and cash equivalents, end of period                               $    309.2                $    116.9
                                                                       ==========                ==========

                                                     (more)

                   NOTES TO CONSOLIDATED STATEMENTS OF INCOME

Due to the large amount of net restructuring charges in the first quarter of 2002, the Company has provided the adjusted Consolidated Statement of Income for the six months ended June 30, 2002 reflecting the reported results adjusted for the items detailed below.

     - Manufacturing cost of sales excludes a net restructuring charge of $10.8 million pre-tax.

     - Selling and technical services excludes a net restructuring charge of $2.1 million pre-tax

     - Research and process development excludes a restructuring charge of $1.0 million pre-tax.

     - Administrative and general excludes a restructuring charge of $0.9 million pre-tax.

     - Equity in earnings of associated companies excludes a restructuring charge of $0.4 million pre-tax representing the Company's 50% share of restructuring charges recorded by CYRO Industries Inc.

     - Income tax provision includes an additional $5.1 million reflecting the tax effect of the net restructuring charges noted above.

The Consolidated Statements of Income for the three and six months ended June 30, 2002 include pro forma net earnings and earnings per common share reflecting the effect of retroactively applying SFAS 143.




                NOTES TO CONSOLIDATED STATEMENTS OF NET SALES AND
                  EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

The adjusted Consolidated Net Sales and Earnings from Operations by Business Segment for the six months ended June 30, 2002 excludes a net restructuring charge of $14.8 million from Corporate and Unallocated loss from operations.